EXHIBIT 99.1

T-BAMM Announces Corporate Name Change to China VTV Limited

LAS VEGAS, NEVADA, February 15, 2018 – T-Bamm (OTC Pink: TBMM) announced today that it is changing its corporate name to China VTV Limited. The company’s common shares will continue to be traded on the OTC Pink Market under the current trading symbol “TBMM”.

China VTV has been granted exclusive broadcasting rights to stream the latest news and commercial programming from China to mobile devices around the world. The company currently broadcasts exclusive content to over 300,000 daily active users making it the largest mobile broadcasting company.

“We’re developing new software that will make it easier than ever to stream our exclusive content to your mobile devices from anywhere in the world” said Jack Chen, chairman of China VTV. “We will continue to grow our customer base with the announcement of many new services in the coming months.”

About China VTV Limited: Headquartered in Beijing, China, China VTV Limited is a global leader in mobile broadcasting, streaming news and commercial programming from China to mobile devices around the world. For more information about China VTV please call +86 021 31839888.